UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2009

United America Indemnity, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-50511	98-0417107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands		None
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(345) 949-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 15, 2009, Troy W. Santora entered into an Executive Employment Agreement with Wind River Reinsurance Company, Ltd. (the "Company"), a direct wholly owned subsidiary of the Registrant, reflecting his promotion as President of the Company. Mr. Santora, 37, previously served as Senior Vice President of the Company. Prior to joining the Company, Mr. Santora held various positions of increasing responsibility at United America Insurance Group, a group of excess and surplus lines and specialty insurers, where he most recently served as Vice President of Reinsurance & Risk Management. From 2003 through 2005, Mr. Santora was a Reinsurance Specialist - Ceded Reinsurance of Reliance Insurance Company. From 2000 through 2002, Mr. Santora was an Assistant Vice President with Commonwealth Risk specializing in structured alternative risk products for large corporate clients. From 1996 through 2000, Mr. Santora held various reinsurance and insurance positions Reliance Group Holdings Companies. Mr. Santora received a B.A. in Business Administration from Temple University in 1997.

The term of the agreement begins on November 15, 2009 and ends on June 9, 2012 and thereafter is subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. Santora is to receive an annual base salary of not less than $250,000. In respect of 2009, Mr. Santora is entitled to a bonus opportunity recommended by the Registrant’s CEO and as approved by the Registrant’s Board of Directors. In respect of each full calendar year during the term, commencing with 2010, Mr. Santora will be provided with an annual bonus opportunity of $300,000 (the "Annual Bonus") based on the achievement of the Company achieving milestones and operational goals. One-third of the Annual Bonus shall be paid in restricted shares of Class A common stock of the Registrant ("Class A Shares"), valued at the closing price of the Class A Shares on the last trading day of the relevant bonus year. The remaining two-thirds of the Annual Bonus shall be paid in the form of a cash payment. The Annual Bonus, if any, shall be paid on or before March 15 of the applicable bonus year, and shall be conditioned on (i) Mr. Santora being actively employed in good standing by the Company as of the payment date and (ii) the achievement by the Company for such bonus year of accident year targets and other measures of performance. The Company may modify the payment of the Annual Bonus so that it is paid over a longer period or in different increments without amending the employment agreement, provided that the Annual Bonus will not be reduced without Mr. Santora’s written consent. Any restricted shares awarded thereunder shall vest and become transferable on each of the first four anniversaries of the issuance thereof; provided that vesting thereof shall cease at such time as Mr. Santora resigns, is terminated for cause or does not comply with certain restrictive covenants set forth in the agreement. In the event of a change of control of United America Indemnity, Ltd., as defined in the Agreement, all unvested restricted shares and unvested options held by Mr. Santora shall accelerate and vest in full (and thereafter become exercisable).

Mr. Santora’s employment may be terminated at any time by the Company or by Mr. Santora upon ninety days written notice. If a termination is for cause, death or disability, Mr. Santora shall be entitled to receive all accrued but unpaid base salary, and any vesting of restricted stock and/or options shall cease. If Mr. Santora’s employment is terminated without cause, Mr. Santora shall receive, conditioned upon his execution of a release in favor of United America Indemnity and its affiliates, severance payments equal to his monthly base salary multiplied by 12 months and continued benefits for 12 months. For 12 months following Mr. Santora’s termination for any reason, Mr. Santora shall be subject to certain non-compete, non-solicit and confidentiality obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United America Indemnity, Ltd.

November 19, 2009	By:	/s/ Thomas M. McGeehan

Name: Thomas M. McGeehan
Title: Interim Chief Financial Officer